NEWS RELEASE

Contacts:	Gregg Melnick
Chief Financial Officer
(973) 453-8780

Edward Nebb
Comm-Counsellors, LLC
(203) 972-8350

FOR IMMEDIATE RELEASE

PARTY CITY CORPORATION REPORTS RESULTS FOR THIRD QUARTER
AND FIRST NINE MONTHS OF FISCAL 2005

ROCKAWAY, New Jersey, May 9, 2005 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today reported its operating results for the third fiscal quarter and nine months ended April 2, 2005, as compared to the prior fiscal year periods ended March 27, 2004.

Third Quarter Results

     Party City reported a net loss of $7.2 million, or 42 cents per share on a diluted basis, for the third quarter of fiscal 2005. This compares with a net loss of $5.6 million, or 33 cents per diluted share, for the third quarter of fiscal 2004, which included a charge of $4.1 million related to the settlement of a California class action litigation relating to overtime wage and hour laws.

     The Company attributed the higher quarterly net loss primarily to a decrease in net sales as compared with the year-ago period, markdowns related to merchandise clearance activities, costs associated with the implementation of its distribution initiative and increases in certain corporate expenses.

     As previously announced, net sales for Company-owned stores were $91.0 million for the third quarter of fiscal 2005, a decrease of 6.8% as compared with $97.7 million in the third quarter of fiscal 2004. Same-store net sales for Company-owned stores decreased 7.1% in the third quarter of fiscal 2005 as compared with the third quarter of fiscal 2004, while same-store net sales for franchise stores decreased 7.4% for the same period. Total chain-wide net sales (which include aggregate retail net sales for Company-owned and franchise stores) were approximately $190.6 million for the third quarter of fiscal 2005, a decrease of 6.4% compared with $203.6 million in the third quarter of fiscal 2004.

     Gross profit declined $5.3 million to $20.9 million for the third quarter of fiscal 2005, and, expressed as a percentage of net sales, declined to 23.0% from 26.9% in the same period last fiscal year. The decline on a percentage of net sales basis primarily reflected a 260 basis point reduction in merchandise margin from markdowns related to merchandise clearance activities and higher costs of distribution. In addition, occupancy costs increased as a percentage of net sales due to the lower sales volume. The higher distribution costs reflected the fact that volume deliveries through the new distribution center continued to build through the quarter, but were not yet sufficient to leverage the related operating costs.

     Store operating and selling expenses declined slightly to $24.4 million for the third quarter of fiscal 2005 versus $24.8 million for the same period last year. Store level compensation was essentially unchanged from a year ago as labor savings from reduced sales and continued efficiencies and lower operating costs offset the one-time costs associated with the recently completed store reset initiative and the higher costs of employee benefits. As a percentage of net sales, store operating and selling expenses increased to 26.8% for the third quarter of fiscal 2005 from 25.3% in the same period last fiscal year.

     General and administrative expenses were $10.3 million for the third quarter of fiscal 2005, an increase of $1.8 million compared with $8.5 million (excluding the $4.1 million pretax charge related to the class action settlement) in the same period last fiscal year. This increase was primarily due to a provision for severance for the Company’s former chief executive officer and higher corporate staffing and related occupancy and other expenses. Expressed as a percentage of net sales, general and administrative expenses were 11.3% and 8.7% for the third quarter of fiscal 2005 and 2004, respectively.

     During the third quarter of fiscal 2005, the Company began providing product and logistics services through its distribution network to substantially all of its franchise operators. Revenues and expenses associated with servicing the franchisees include product sales and fixed and variable distribution center, transportation and other selling expenses, respectively, and are now recorded as gross amounts in the Company’s financial statements. Including these items, franchise profit contribution declined $0.3 million to $1.6 million for the third quarter of fiscal 2005 compared with $1.9 million for the same period last year. An increase in the number of stores paying franchise royalties was more than offset by the impact of the net sales decline on royalties for the quarter as well as an increase in corporate expenses allocated to the franchise segment during the quarter.

     Cash on hand at the end of the third quarter of fiscal 2005 was $14.3 million compared with $15.8 million a year earlier. The Company had no advances outstanding under its loan agreement at the end of the third quarter of fiscal 2005 or 2004.

     Company inventory levels increased 42% to $87.0 million for the third quarter of fiscal 2005 compared to $61.1 million in the same period last fiscal year. The Company estimates that approximately $10.0 million of this increase was due to temporary factors relating to its remerchandising and product initiatives, the early setting of certain seasonal merchandise, and prior season merchandise that the Company intends to sell in future seasons. However, the balance of the increase is related to the new self-distribution network for both Company-owned and franchise stores, and an initiative to improve in-stock positions in Company-owned stores, which will likely continue to affect inventory levels in future periods.

Nine-Month Results

     Net income for the first nine months of fiscal 2005 was $4.4 million, or 22 cents per diluted share, compared with $11.8 million, or 60 cents per diluted share, for the same period last fiscal year.

     As previously reported, net sales for Company-owned stores were $356.4 million for the first nine months of fiscal 2005, a decrease of 5.1% as compared with $375.6 million for the same period in fiscal 2004. Same-store net sales for Company-owned stores decreased 5.9% for the first nine months of fiscal 2005 as compared with the first nine months of fiscal 2004, while same-store net sales for franchise stores decreased 4.0% for the same period. Total chain-wide net sales were approximately $749.6 million for the first nine months of fiscal 2005, a decrease of 3.7% compared with $778.4 million for the first nine months of fiscal 2004.

     Gross profit was $113.6 million (31.9% of net sales) for the first nine months of fiscal 2005, as compared with $125.1 million (33.3% of net sales) for the same period of fiscal 2004. Store operating and selling expenses were $84.9 million (23.8% of net sales) for the first nine months of fiscal 2005, as compared with $86.9 million (23.1% of net sales) for the same period of fiscal 2004. General and administrative expenses were $30.7 million (8.6% of net sales) for the first nine months of fiscal 2005, as compared with $24.2 million (6.4% of net sales), excluding the expense related to the class action settlement, for the same period of fiscal 2004.

     Franchise profit contribution was $9.4 million for the first nine months of fiscal 2005, as compared with $10.3 million for the same period of fiscal 2004.

Company Comment

     The Company noted that while its sales and earnings results for the third quarter of fiscal 2005 were very disappointing, it completed the implementation of several important strategic initiatives in the period. For example, Party City introduced an extensive array of new non-seasonal products and coordinated assortments, and reset its corporate stores to support the new products and promote better in-store merchandising. Under the direction of the recently formed Executive Committee, the Company has begun to take action to build on this platform and improve its financial performance, including implementing more aggressive promotional and advertising efforts, with the goals of driving increased customer traffic and restoring sales growth. The Company believes that its increased promotional and advertising activities, coupled with its fresh product assortment and the cost efficiencies to be gained from its self-distribution initiative, should provide the basis for improved financial performance, and early indications are favorable.

     As announced on April 27, 2005, Party City has engaged Credit Suisse First Boston (CSFB) as its financial advisor to assist the Company in its exploration of strategic alternatives. The Company had previously announced that its Board of Directors had formed a special committee consisting of certain of its independent directors to explore various strategic alternatives. The Board of Directors has not agreed to accept any proposal or to take any other action with respect to any possible strategic transaction, and investors are cautioned that there can be no assurance that the consideration of various strategic alternatives by the special committee will lead to any action by Party City, including a definitive proposal or agreement with respect to a strategic combination on terms that the Board of Directors believes will be in the best interests of the shareholders of Party City.

Store Growth and Chain Update

     During the first nine months of fiscal 2005, Party City opened one store and closed three stores, compared with eight store openings and one store closing during the same period last fiscal year. The Company also added three franchise stores and closed one franchise store in the first nine months of fiscal 2005 as compared with 15 franchise store openings and two closings during the same period last fiscal year.

     Party City Corporation is America’s largest party goods chain. Party City currently operates 247 Company-owned stores and has 258 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

(Tables to Follow)

PARTY CITY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Quarter Ended		Nine Months Ended
	April 2,	March 27,	April 2,	March 27,
	2005	2004	2005	2004
	(In thousands, except per share amounts)
	(Unaudited)
Statement of Operations Data:
Total revenues	$101,420	$101,548	$378,259	$391,083

Company-owned stores:
Net sales	$90,980	$97,662	$356,361	$375,586
Cost of goods sold and occupancy costs	70,062	71,432	242,803	250,465

Gross profit	20,918	26,230	113,558	125,121
Store operating and selling expense	24,407	24,754	84,943	86,923

Company-owned store (loss) profit contribution	(3,489)	1,476	28,615	38,198
General and administrative expense	10,283	8,506	30,666	24,163
Litigation charge	—	4,100	—	4,100

Retail (loss) profit contribution	(13,772)	(11,130)	(2,051)	9,935

Franchise stores:
Royalty fees	3,763	3,806	15,101	14,929
Net sales to franchisees	6,677	—	6,677	—
Franchise fees	—	80	120	568

Total franchise revenue	10,440	3,886	21,898	15,497
Cost of goods sold to franchisees	5,608	—	5,608	—
Franchise transportation and other selling expenses	931	—	931	—
Other franchise expense	2,335	2,024	5,955	5,245

Total franchise expense	8,874	2,024	12,494	5,245

Franchise profit contribution	1,566	1,862	9,404	10,252

Operating (loss) income	(12,206)	(9,268)	7,353	20,187
Interest income	(166)	(29)	(385)	(59)
Interest expense	122	108	373	450

Interest (income) expense, net	(44)	79	(12)	391

(Loss) income before income taxes	(12,162)	(9,347)	7,365	19,796
(Benefit) provision for income taxes	(4,929)	(3,786)	2,979	8,017

Net (loss) income	$(7,233)	$(5,561)	$4,386	$11,779

Basic (loss) earnings per share	$(0.42)	$(0.33)	$0.26	$0.70

Weighted average shares outstanding — basic	17,231	16,992	17,171	16,871

Diluted (loss) earnings per share	$(0.42)	$(0.33)	$0.22	$0.60

Weighted average shares outstanding — diluted	17,231	16,992	19,827	19,630

PARTY CITY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(Unaudited)

	April 2,	July 3,	March 27,
	2005	2004	2004

ASSETS
Current assets:
Cash and cash equivalents	$14,253	$27,845	$15,773
Merchandise inventory	86,966	57,357	61,104
Deferred income taxes	10,570	9,298	7,428
Due from franchisees	7,533	2,206	2,137
Other current assets, net	9,325	9,165	10,005

Total current assets	128,647	105,871	96,447
Property and equipment, net	45,359	48,762	49,242
Goodwill	18,499	18,614	18,614
Other assets	5,935	4,170	5,117

Total assets	$198,440	$177,417	$169,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,201	$38,364	$35,796
Accrued expenses and other current liabilities	28,850	32,689	30,705

Total current liabilities	86,051	71,053	66,501
Long-term liabilities:
Deferred rent and other long-term liabilities	9,779	9,526	9,818

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.01 par value; 40,000,000 shares authorized; 17,986,354 shares issued and 17,239,342 shares outstanding at April 2, 2005; 17,835,778 shares issued and 17,088,766 shares outstanding at July 3, 2004; and 17,760,444 shares issued and 17,013,432 shares outstanding at March 27, 2004	180	178	178
Additional paid-in capital	48,067	46,683	45,073
Retained earnings	60,303	55,917	53,790
Treasury stock, at cost (747,012 shares)	(5,940)	(5,940)	(5,940)

Total stockholders’ equity	102,610	96,838	93,101

Total liabilities and stockholders’ equity	$198,440	$177,417	$169,420

PARTY CITY CORPORATION AND SUBSIDIARY

STORE AND OPERATING DATA
(in thousands, except store data)
(Unaudited)

	Fiscal Quarter Ended		Nine Months Ended
	April 2,	March 27,	April 2,	March 27,
	2005	2004	2005	2004
Operating Data:
(Decrease) increase in Company-owned same store net sales	(7.1%)	(0.9%)	(5.9%)	2.5%
(Decrease) increase in franchise same store net sales	(7.4%)	1.3%	(4.0%)	4.5%

EBITDA (a)	$(8,131)	$(4,654)	$20,316	$32,493
Balance Sheet Data:
Cash and cash equivalents	$14,253	$15,773	$14,253	$15,773
Working capital	42,596	29,946	42,596	29,946
Total assets	198,440	169,420	198,440	169,420
Advance under Loan Agreement	—	—	—	—
Stockholders’ equity	102,610	93,101	102,610	93,101

Other Information:
Depreciation and amortization	$4,075	$4,614	$12,963	$12,306

Cash Flows (Used In) Provided By:
Operating activities	$(31,848)	$83	$(5,789)	$34,807
Investing activities	(3,374)	(5,109)	(8,605)	(8,638)
Financing activities	293	249	802	(13,768)

Total cash (used in) provided by the Company	$(34,929)	$(4,777)	$(13,592)	$12,401

Store Data:
Company-owned:
Stores open at beginning of period	248	247	249	242
Stores opened	—	2	1	8
Stores closed	(1)	—	(3)	(1)

Stores open at end of period	247	249	247	249

Average Company-owned stores open in period	248	248	248	247

Franchise:
Stores open at beginning of period	259	254	257	241
Stores opened	—	2	3	15
Stores closed	—	(2)	(1)	(2)

Stores open at end of period	259	254	259	254

Average franchise stores open in period	259	253	259	251

Total stores chain wide	506	503	506	503

Chain wide sales	$190,600	$203,600	$749,600	$778,400

(a)     Our definition of EBITDA is earnings before interest, taxes, depreciation and amortization. We use EBITDA to determine a portion of our executive compensation, as our incentive compensation payments are partially based on our EBITDA performance measured against budget, and we believe EBITDA provides additional information for determining our ability to meet future debt service requirements. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisitions. Furthermore, EBITDA is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. EBITDA should not be construed as a substitute for net (loss) income or net cash (used in) provided by operating activities (all as determined in accordance with generally accepted accounting principles) for the purpose of analyzing our operating performance, financial position and cash flows as EBITDA is not defined by generally accepted accounting principles. Our computation of EBITDA may not be comparable to similar titled measures of other companies.

PARTY CITY CORPORATION AND SUBSIDIARY

RECONCILIATION OF EBITDA TO NET (LOSS) INCOME AND CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES
(in thousands, except store data)
(Unaudited)

     Because we consider EBITDA useful as an operating measure, a reconciliation of EBITDA to net (loss) income follows for the periods indicated:

	Fiscal Quarter Ended		Nine Months Ended
	April 2,	March 27,	April 2,	March 27,
	2005	2004	2005	2004
EBITDA (a)	$(8,131)	$(4,654)	$20,316	$32,493
Depreciation and amortization	(4,075)	(4,614)	(12,963)	(12,306)
Interest income (expense), net	44	(79)	12	(391)
Benefit (provision) for income taxes	4,929	3,786	(2,979)	(8,017)

Net (loss) income	$(7,233)	$(5,561)	$4,386	$11,779

     Because we also consider EBITDA useful as a liquidity measure, we present the following reconciliation of EBITDA to our net cash (used in) provided by operating activities:

	Fiscal Quarter Ended		Nine Months Ended
	April 2,	March 27,	April 2,	March 27,
	2005	2004	2005	2004
EBITDA	$(8,131)	$(4,654)	$20,316	$32,493
Interest income (expense), net	44	(79)	12	(391)
Benefit (provision) for income taxes	4,929	3,786	(2,979)	(8,017)
Impairment of assets	161	—	161	—
Amortization of financing costs	40	40	120	120
Deferred rent	84	(86)	(328)	(326)
Deferred taxes	(1,208)	—	(2,074)	—
Stock-based compensation	32	270	43	418
Provision for doubtful accounts	280	58	231	(82)
Other	5	3	(90)	13
Changes in assets and liabilities:
Merchandise inventory	(17,381)	(823)	(29,609)	4,804
Accounts payable	(2,056)	1,388	18,837	(2,163)
Accrued expenses and other current liabilities	(6,987)	(5,464)	(2,985)	5,601
Other long-term liabilities	(51)	—	7	(119)
Other current assets and other assets	(1,609)	5,644	(7,451)	2,456

Net cash (used in) provided by operating activities	$(31,848)	$83	$(5,789)	$34,807

(a)    Our definition of EBITDA is earnings before interest, taxes, depreciation and amortization. We use EBITDA to determine a portion of our executive compensation, as our incentive compensation payments are partially based on our EBITDA performance measured against budget, and we believe EBITDA provides additional information for determining our ability to meet future debt service requirements. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisitions. Furthermore, EBITDA is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. EBITDA should not be construed as a substitute for net (loss) income or net cash (used in) provided by operating activities (all as determined in accordance with generally accepted accounting principles) for the purpose of analyzing our operating performance, financial position and cash flows as EBITDA is not defined by generally accepted accounting principles. Our computation of EBITDA may not be comparable to similar titled measures of other companies.

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